Exhibit 10.4
Intervoice, Inc.
17811 Waterview Parkway
Dallas, Texas 75252
June 22, 2007
Jack P. Reily
2130 Shadywood Rd
Wayzata, MN 55391
Re:	Intervoice, Inc. (“Intervoice” or the “Company”)
Dear Jack:
     I am writing to confirm our agreements relating to (i) your resignation from the Board of Directors of the Company (the “Board”), effective as of 3:00 p.m., central time, on June 22, 2007 and (ii) your decision not to stand for reelection as a director at the 2007 annual meeting of the Company’s shareholders despite your previous nomination by the Board, both decisions being the result of the Company’s plan to enter into the Board Representation and Governance Agreement with David Brandenburg on June 22, 2007. David Brandenburg, Daniel Hammond and Timothy Harris are collectively referred to as the “Brandenburg Nominees.” As we discussed, you are not resigning because of any disagreement on any matter relating to the Company’s operations, policies or practices, but rather at the request of the Company to enable the Brandenburg Nominees to join the Board promptly after your resignation. We appreciate your understanding and flexibility. We also understand that while you served as a director, you were not a party to, nor in the future will you be a party to, and you have not voted on nor will you vote on, the Company’s decision to enter into the Board Representation and Governance Agreement with David Brandenburg.
     In consideration for your decision to resign from the Board and not to stand for re-election thereto, we will pay to you a fee of $20,000, payable on June 25, 2007. In addition, the stock options currently held by you that were granted following the 2006 annual meeting will become fully vested as of the date hereof. Furthermore, any stock options currently held by you that would otherwise expire less than twelve months following your resignation from the Board are amended to expire twelve months from the date hereof, provided that no stock option may extend beyond the maximum term under the applicable option agreement. This letter shall be deemed to amend any option grant to which you are a party, and except as provided herein, such option grants will remain in full force and effect .
     In addition to the foregoing consideration, Intervoice shall pay you on June 25, 2007 the full amount of your retainer for the current quarter, and any amounts owed to you for retainers for prior quarters, meeting fees, and any outstanding expenses which you incurred in your service as a Director of Intervoice.

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     We agreed that the Company can make the disclosure of your resignation and decision not to stand for reelection as a director set forth in the press release and proxy disclosure set forth in Exhibit A. We have also agreed to provide you with an advance copy of, and the ability to review and comment on, any different public disclosure of your resignation and your decision not to stand for reelection as a director, and Intervoice shall give due consideration to all reasonable additions, deletions or changes suggested thereto by you and your counsel.
     You agree to refrain from making to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of Intervoice’s business, accounting, or employment practices, or any other disparaging or derogatory remarks about Intervoice, its officers, directors, shareholders, managerial personnel, or other employees; provided, you may respond to any comments made by the Company after your resignation that you believe are false or misleading. Intervoice and its current and future officers, directors or other representatives will not make any disparaging or derogatory remarks about you, including, without limitation, any remarks that impugn your leadership, performance or integrity while a director of the Company and at any time thereafter; provided, the Company may respond to any comments made by you after your resignation that the Company believes are false or misleading. Intervoice and you each acknowledge that no such statements or remarks have been made to date. Nothing herein is intended to or will act in any manner to prevent you or Intervoice’s officers, directors and other representatives from presenting testimony, making statements or providing information, in connection with any legal or governmental investigation or proceeding, that is truthful, accurate, and complete.
     Subject to the further provisions of this paragraph, Intervoice, on behalf of itself and its current and future officers, directors, agents, employees, shareholders, attorneys, insurers, subsidiaries, divisions, affiliates, and representatives (collectively, the “Intervoice Releasing Parties”), hereby irrevocably and unconditionally releases, acquits, and fully and forever discharges you and your attorneys, insurers, affiliates, associates and representatives, to the maximum extent permitted by applicable law (including without limitation the Texas Business Corporation Act), from and with respect to any and all disputes, suits, complaints, claims, counterclaims, actions, causes of action, damages, debts, liabilities, losses, or expenses, whether at law or in equity, statutory or otherwise, whether known or unknown, fixed or contingent, asserted or unasserted, of every kind and nature whatsoever, that Intervoice ever had, now has, or hereafter can, will or may have against you and your attorneys, insurers, affiliates, associates and representatives for, upon, or by reason of any matter, cause of action, or thing, whatsoever from the beginning of the world to the date hereof, but expressly excluding any claim relating to the performance of duties and obligations under this agreement or for breach of or to enforce this agreement (collectively, the “Intervoice Excluded Claims”). The claims released pursuant to this paragraph are referred to herein as “Intervoice Claims.” Intervoice hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against you based upon any Intervoice Claim.
     Intervoice warrants and represents that it has the authority to execute this Agreement on behalf of all of the Intervoice Releasing Parties identified in this Agreement.
     Subject to the further provisions of this paragraph, you, on behalf of yourself and your attorneys, insurers, affiliates, associates and representatives, hereby irrevocably and

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unconditionally release, acquit, and fully and forever discharge Intervoice and Intervoice’s directors, officers, employees, agents, attorneys and other representatives, and affiliates, to the maximum extent permitted by applicable law (including without limitation the Texas Business Corporation Act), from and with respect to any and all disputes, suits, complaints, claims, counterclaims, actions, causes of action, damages, debts, liabilities, losses, or expenses, whether at law or in equity, statutory or otherwise, whether known or unknown, fixed or contingent, asserted or unasserted, of every kind and nature whatsoever, that you or your attorneys, insurers, affiliates, associates and representatives ever had, now has, or hereafter can, will or may have against Intervoice or any of Intervoice’s employees, agents, attorneys or other representatives, or affiliates for, upon, or by reason of any matter, cause of action, or thing, whatsoever from the beginning of the world to the date hereof, but expressly excluding (i) any claim relating to the performance of duties and obligations under this agreement or for breach of or to enforce this agreement; (ii) any claims arising out of your being a customer or vendor of Intervoice; and (iii) any rights incident to your ownership of Intervoice common stock (collectively, the “Director Excluded Claims”). The claims released pursuant to this paragraph are referred to herein as the “Director Claims.” You, on your own behalf and on behalf of your attorneys, insurers, affiliates, associates and representatives, hereby irrevocably covenant to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against Intervoice or any of Intervoice’s employees, agents, attorneys or other representatives or affiliates based upon any Director Claim.
     To the maximum extent permitted by applicable law (including without limitation the Texas Business Corporation Act) and in reaffirmation of its obligations to you pursuant to the Intervoice’s Bylaws, to indemnify, defend and hold you harmless from and against (and to advance you reasonable expenses, including attorney’s fees and costs in connection therewith), any and all causes of action, claims and demands of whatsoever kind on account of all known, and unknown injuries, losses and damages, and specifically from any claims, or joinders, third party claims, for sole liability, contribution, indemnity or otherwise as a result of, arising from, or in any way related to or connected with your service as a Director of Intervoice.
     Each of the parties to this agreement represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the parties hereto agrees to indemnify and hold harmless each other party hereto against any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities, or indemnities arising out of or in connection with any such transfer, assignment or purported or claimed transfer or assignment. Each of the parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other.
     The parties to this agreement waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this agreement. Without limiting the generality of the foregoing, the parties acknowledge that there is a risk that the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages they have incurred or have suffered may be greater than or other than those now known. Facts on which they have been

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relying in entering into this agreement may later turn out to be other than or different from those now known, suspected or believed to be true. The parties acknowledge that in entering into this agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action.
     The parties further acknowledge that your resignation from the Board and your decision not to stand for reelection as a director do not constitute and should not be construed in any way as an admission of wrongdoing or liability for any claim or cause of action set forth in this Agreement, and Intervoice and its current and future officers, directors or other representatives expressly agree not to make any statements to the contrary.
     By this letter, we confirm to you, notwithstanding anything herein to the contrary, you will continue to be covered by the Company’s existing directors’ and officers’ liability insurance for your acts as a director of the Company through the date hereof,
     Intervoice agrees to provide you with a letter acknowledging your service as a director in the same vein as the content of the press release.
     This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to any conflict of laws provisions thereof or of any other jurisdiction. This agreement shall inure to the benefit of, be binding upon and shall be enforceable by the parties hereto and their respective successors and assigns.
     This agreement has been approved by the Board.
     On behalf of the entire Board, Intervoice thanks you for the dedicated service and leadership you have provided the Company.

Sincerely, INTERVOICE, INC.
By:	/s/ Robert Ritchey
	Name:	Robert Ritchey
	Title:	Pres / CEO

AGREED AND ACCEPTED:

/s/ Jack P. Reily

Jack P. Reily

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